Exhibit 99.2
EXECUTION COPY
          SECOND AMENDED AND RESTATED TAX MATTERS AGREEMENT (this “Agreement”), dated as of May 20, 2008, between TIME WARNER INC., a Delaware corporation (“TWX”), and TIME WARNER CABLE INC., a Delaware corporation (“Cable”, and together with TWX, the “Companies”).
WITNESSETH:
          WHEREAS, as of the date of this Agreement, TWX is the common parent of a Consolidated Group that includes the Cable Consolidated Group;
          WHEREAS the Companies are parties to the Amended and Restated Tax Matters Agreement dated as of June 8, 2006 (the “First Amended and Restated TMA”);
          WHEREAS, pursuant to the Separation Agreement, the Companies have agreed to effect the Transactions;
          WHEREAS the Companies intend that, with respect to: (i) the TWNY Exchange, that it qualifies for non-recognition of gain and loss under Sections 351(a) and/or 361 of the Code; (ii) each step of the Internal Restructuring, that it qualifies for the Intended Tax Treatment described for such step on Exhibit A; (iii) the Special Dividend, that it qualifies as an intercompany distribution to the extent that it is received by TWX (within the meaning of Section 1.1502-13 of the Treasury Regulations); (iv) the Recapitalization, that it qualifies for non-recognition of gain and loss under Sections 368(a)(1)(E) and/or 1036(a) of the Code; (v) the Distribution, that it qualifies for non-recognition of gain and loss under Section 355 of the Code; and (vi) all of the Transactions, that no “excess loss account” (within the meaning of Section 1.1502-19 of the Treasury Regulations) with respect to the Cable Capital Stock is taken into account as income or gain; in the case of each of clauses (i) through (vi), other than income or gain arising from any imputed income or other adjustment to TWX, Cable or their Subsidiaries if and to the extent that the Separation Agreement or the Ancillary Agreements are determined to have terms that are not at arm’s length (the “Intended Tax Treatment”).
          WHEREAS, after the Distribution, the members of the Cable Consolidated Group shall cease to be members of the TWX Consolidated Group; and
          WHEREAS the Companies desire to maintain certain existing agreements in the First Amended and Restated TMA and to memorialize certain new agreements relating to the Transactions.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Companies hereby amend and restate the First Amended and Restated TMA, in its entirety, as follows:

ARTICLE I
Definitions
          SECTION 1.01. Definition of Terms. The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All Section and Article references are to this Agreement unless otherwise stated. Terms used but not defined in this Agreement shall have the meaning ascribed to them in the Separation Agreement.
          “Adjustment” has the meaning set forth in Section 4.05.
          “Agreement” has the meaning set forth in the preamble.
          “Agreement Year” shall mean any taxable year (or portion thereof) in which the Cable Consolidated Group is included in the TWX Consolidated Group.
          “ATC Merger” has the meaning set forth in Exhibit A.
          “Business Day” shall mean any day on which the New York Stock Exchange, or its successor, is open for trading.
          “Cable” has the meaning set forth in the preamble.
          “Cable Capital Stock” shall mean (i) all classes or series of capital stock of Cable and all other instruments treated as equity in Cable for U.S. federal income tax purposes and (ii) all options, warrants and other rights to acquire such capital stock or other instruments.
          “Cable Consolidated Group” shall mean the Consolidated Group of which Cable would be the common parent if it were not included in the TWX Consolidated Group.
          “Cable Estimated Tax Payments” has the meaning set forth in Section 2.03(a).
          “Cable Return Items” has the meaning set forth in Section 4.02(c).
          “Cable Tax Opinion” has the meaning set forth for the term “TWCable Tax Opinion” in the Separation Agreement.
          “Cable Tax Package” has the meaning set forth in Section 2.02(b).
          “Cable Tax Representations” has the meaning set forth in Section 6.05(a).
          “Comcast Redemption Agreement” shall mean the Redemption Agreement, by and among Cable, Cable Holdco II Inc., Comcast Corporation, Comcast

Cable Communications Holdings, Inc., and certain other parties, dated as of April 20, 2005, as amended.
          “Comcast Tax Matters Agreement” shall mean the Tax Matters Agreement entered into as of July 31, 2006, by and among Cable, Cable Holdco II Inc., Comcast Corporation and Comcast Cable Communications Holdings, Inc.
          “Comcast Transactions” shall mean the transactions contemplated by the Comcast Redemption Agreement.
          “Companies” has the meaning set forth in the preamble.
          “Consolidated Group” shall mean an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) electing to file consolidated federal income tax returns.
          “EC Merger” has the meaning set forth in Exhibit A.
          “Estimated Tax Payments” shall mean the TWX Estimated Tax Payments and the Cable Estimated Tax Payments.
          “Federal Taxes” shall mean Taxes imposed by the Code (including pursuant to Sections 11, 55 and 59A of the Code) or otherwise imposed by federal income tax law; provided, however, that “Federal Taxes” shall not include any Transaction Taxes.
          “Final Determination” shall mean (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended tax returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD or (ii) the payment of Tax by TWX or Cable or any of their respective Subsidiaries, whichever is responsible for payment of such Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, however, that such responsible Company determined that no action should be taken to recoup such payment and the other Company agrees.
          “First Amended and Restated TMA” has the meaning set forth in the preamble.
          “First Internal Split-Off” has the meaning set forth in Exhibit A.
          “Group” shall mean either the TWX Consolidated Group or the Cable Consolidated Group, or both, as the context requires.
          “Indemnifying Party” shall mean a Company that has any obligation to indemnify an Indemnitee pursuant to this Agreement.

          “Indemnitee” shall mean a Company entitled to indemnification by an Indemnifying Party pursuant to this Agreement.
          “Intended Tax Treatment” has the meaning set forth in the preamble.
          “Internal Restructuring” shall mean the EC Merger, the TWCo Merger, the ATC Merger, the First Internal Split-Off and the Second Internal Split-Off, in each case substantially as described in Exhibit A.
          “IRS” shall mean the U.S. Internal Revenue Service.
          “IRS Ruling” shall mean any private letter ruling issued to TWX by the IRS to the effect that the Transactions qualify for the Intended Tax Treatment.
          “Ordinary Taxes” shall mean Taxes other than Transaction Taxes.
          “Ownership Change” shall mean one or more persons acquiring, directly or indirectly, an interest in the relevant Company representing (i) 25% of “the total combined voting power of all classes of stock entitled to vote” (within the meaning of Section 355(d)(4) of the Code) or (ii) 25% of “the total value of shares of all classes of stock” (within the meaning of Section 355(d)(4) of the Code).
          “Parent Group” shall mean the Consolidated Group of which TWX is the common parent, excluding any corporation that is a member of the Cable Consolidated Group.
          “Post-Distribution Year” has the meaning set forth in Section 3.01(a).
          “Preliminary Payments” has the meaning set forth in Section 2.04.
          “Pro Forma Cable Return” has the meaning set forth in Section 2.02(a).
          “Pro Forma Parent Return” has the meaning set forth in Section 2.02(a).
          “Pro Forma Returns” has the meaning set forth in Section 2.02(a).
          “Records” has the meaning set forth in Section 8.01.
          “Rep Letters” shall mean letters setting forth reasonable and customary representations (that are true and correct) regarding certain facts in existence at the applicable time.
          “Ruling Request” shall mean any request by TWX for a private letter ruling from the IRS to the effect that the Transactions qualify for the Intended Tax Treatment.
          “Second Internal Split-Off” has the meaning set forth in Exhibit A.

          “Separation Agreement” shall mean the Separation Agreement dated as of May 20, 2008, among TWX, Cable, TWE, TWNY, WCI, Historic TW and ATC.
          “Tax Attributes” shall mean any net operating losses, net capital losses, excess tax credits or other tax attributes.
          “Tax Representations” shall mean the TWX Tax Representations and the Cable Tax Representations.
          “Taxes” shall mean all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts.
          “Taxing Authority” shall mean any Governmental Authority imposing Taxes.
          “Transactions” has the meaning set forth in the Separation Agreement.
          “Transaction Tax Contest” shall mean an audit, review, examination or any other administrative or judicial proceeding, in each case by any Governmental Authority, with the purpose or effect of determining or redetermining Transaction Taxes.
          “Transaction Taxes” shall mean all (i) Taxes resulting from the failure of any of the Transactions to qualify for the Intended Tax Treatment, (ii) Taxes described in clause (i) of any third party for which TWX, Cable or any of their respective Subsidiaries is or becomes liable for any reason and (iii) reasonable, out-of-pocket legal, accounting and other advisory and court fees incurred in connection with liability for Taxes described in clauses (i) or (ii).
          “Treasury Regulations” shall mean the U.S. Treasury regulations promulgated pursuant to the Code.
          “TWCo Merger” has the meaning set forth in Exhibit A.
          “TWX” has the meaning set forth in the preamble.
          “TWX Consolidated Group” shall mean any Consolidated Group of which TWX is a member.
          “TWX Consolidated Return” shall mean the consolidated federal income tax return of the TWX Consolidated Group for any taxable year.
          “TWX Estimated Tax Payments” has the meaning set forth in Section 2.03(b).
          “TWX Tax Representations” shall mean any representations made by TWX or its Affiliates in Rep Letters that serve as a basis for the TWX Tax Opinion or that are included in any Ruling Request.

ARTICLE II
Consolidated Tax Periods
          SECTION 2.01. Filing of Consolidated Returns and Payment of Consolidated Tax Liability. (a) TWX shall include the Cable Consolidated Group in each TWX Consolidated Return, for all taxable years (or portions thereof that include the date of the Distribution) in which TWX files a TWX Consolidated Return and is entitled to include the Cable Consolidated Group in such returns under Sections 1501, 1504, or successor provisions, of the Code.
          (b) TWX, Cable, and the other members of the TWX Consolidated Group shall file any and all consents, elections or other documents and take any other actions necessary or appropriate to effect the filing of a TWX Consolidated Return.
          (c) For any Agreement Year, TWX shall pay, to the IRS, the Federal Taxes of the TWX Consolidated Group and shall indemnify and hold harmless Cable against such Federal Taxes; provided, however, that, for any Agreement Year, Cable shall make payments to TWX or receive payments from TWX as provided in this Agreement.
          SECTION 2.02. Pro Forma Returns. (a) For each Agreement Year, TWX shall prepare (i) a pro forma federal income tax return for the Cable Consolidated Group (a “Pro Forma Cable Return”) showing a hypothetical consolidated federal income tax return for the Cable Consolidated Group as if the Cable Consolidated Group had never been included in the TWX Consolidated Group, and (ii) a pro forma federal income tax return for the Parent Group (a “Pro Forma Parent Return”, and together with any Pro Forma Cable Return, the “Pro Forma Returns”), showing a hypothetical consolidated federal income tax return for the Parent Group.
          (b) Cable shall provide to TWX all information requested by TWX as reasonably necessary to prepare the TWX Consolidated Return and the Pro Forma Cable Return (such information, the “Cable Tax Package”). The Cable Tax Package shall be provided to TWX on a basis consistent with current practices of the TWX Consolidated Group. Cable shall also provide to TWX information required to determine the Estimated Tax Payments (as defined in Section 2.03), current federal taxable income and current and deferred Tax liabilities. Each Pro Forma Cable Return shall be prepared based on the applicable Cable Tax Package.
          (c) Each Pro Forma Return for a Group shall reflect any Tax Attributes from prior Pro Forma Returns for such Group that could have been utilized by such Group if the Cable Consolidated Group had never been included in the TWX Consolidated Group and if all Pro Forma Returns for such Group had been actual federal income tax returns.

          (d) Each Pro Forma Return for a Group shall be prepared in a manner that reflects all elections, positions and methods used in the TWX Consolidated Return that must be applied on a consolidated basis, and otherwise:
     (i) the Pro Forma Parent Return shall be prepared in a manner consistent with the TWX Consolidated Return; and
     (ii) the Pro Forma Cable Return shall be prepared in a manner consistent with past practices of the Cable Consolidated Group or its predecessors.
          (e) The provisions of the Code that require consolidated computations, including Section 861 of the Code, Sections 1201 through 1212 of the Code and Section 1231 of the Code, shall be applied to each Group as if they were separate affiliated groups, except that:
     (i) the Pro Forma Cable Return prepared for the last taxable year, or portion thereof, during which the Cable Consolidated Group is included in the TWX Consolidated Return shall include any income, gains or losses of the members of the Cable Consolidated Group on transactions within the Cable Consolidated Group that must be taken into account pursuant to Section 1.1502-13 of the Treasury Regulations and any income of the members of the Cable Consolidated Group that must be taken into account pursuant to Section 1.1502-19 of the Treasury Regulations and, in each case, reflected on the TWX Consolidated Return when the Cable Consolidated Group ceases to be included in the TWX Consolidated Return; and
     (ii) transactions between the Cable Consolidated Group, on the one hand, and any member of the Parent Group, on the other hand, shall not be taken into account until the first taxable year in which such transaction is required to be taken into account pursuant to the Treasury Regulations promulgated under Section 1502 of the Code. For purposes of this Agreement, all determinations made as if the Cable Consolidated Group had never been included in the TWX Consolidated Group and as if all Pro Forma Cable Returns were actual returns shall reflect any actual short taxable years resulting from the Cable Consolidated Group joining or leaving the TWX Consolidated Group.
          SECTION 2.03. Estimated Tax Payments. (a) For each Agreement Year, Cable shall make periodic payments (“Cable Estimated Tax Payments”) to TWX in an amount, determined by TWX (in good faith and in accordance with the principles of Section 2.02), equal to the estimated tax payments that would be due from the Cable Consolidated Group for such Agreement Year if it were not included in the TWX Consolidated Group. Cable Estimated Tax Payments shall be made no later than the dates on which payments of estimated tax would be due from the Cable Consolidated Group if it were not included in the TWX Consolidated Group.

          (b) For each Agreement Year, TWX shall make periodic payments (“TWX Estimated Tax Payments”) to Cable in an amount equal to the excess, if any, of (i) the estimated tax payments that would be due from the Parent Group for such Agreement Year if the Parent Group filed its own consolidated federal income tax return, determined by TWX in good faith and in accordance with the principles of Section 2.02, over (ii) the actual estimated tax payments due from the TWX Consolidated Group for such Agreement Year, no later than the dates on which payments of estimated tax are due from the TWX Consolidated Group.
          (c) Adjustments Based on Pro Forma Cable Return.
     (i) Cable shall pay to TWX, no later than the date on which a TWX Consolidated Return for any Agreement Year is filed, an amount equal to the excess of:
     (A) the sum of (1) the Federal Taxes shown on the applicable Pro Forma Cable Return prepared for the Agreement Year, plus (2) an amount equal to the additions to Tax, if any (under Section 6655 of the Code, or otherwise) that would have been imposed on the Cable Consolidated Group (treating the amount determined under Section 2.03(c)(i)(A)(1) as the Federal Taxes of the Cable Consolidated Group) and treating any Cable Estimated Tax Payments pursuant to Section 2.03(a) as estimated payments for purposes of Section 6655 of the Code) as a result of the inaccuracy of any information provided by Cable to TWX pursuant to Section 2.02(b) or from the failure of Cable to provide any requested information, up to the total amount of the additions to Tax, if any (under Section 6655 of the Code, or otherwise) that are imposed on the TWX Consolidated Group for such Agreement Year plus (3) any interest that would be due under the Code if the Cable Estimated Tax Payments were actual payments of tax; over
     (B) the aggregate amount of Cable Estimated Tax Payments paid with respect to such Agreement Year.
     (ii) If the aggregate amount of Cable Estimated Tax Payments for any Agreement Year exceeds the amount of Cable’s liability as determined under Section 2.03(c)(i)(A), TWX shall refund such excess, plus interest (accruing from each date with respect to which there was an overpayment of Cable Estimated Tax Payments) to Cable no later than 5 Business Days following the filing of the TWX Consolidated Return.
     (iii) TWX shall notify Cable of any amounts due from Cable to TWX pursuant to this Section 2.03 no later than 5 Business Days prior to the date such payments are due, or, in the case of Cable Estimated Tax Payments, the date such payments would be due from the Cable Consolidated Group if it were not included in the TWX Consolidated Group, and any such payment due from Cable to TWX shall not be considered due until the later of the due date set forth in this Section 2.03 or 5 Business Days after notice from TWX.
          (d) Adjustments Based on Pro Forma Parent Returns.
     (i) TWX shall pay to Cable, no later than the date on which a TWX Consolidated Return for any Agreement Year is filed, an amount equal to the excess of:
     (A) (1) the Federal Taxes shown on the applicable Pro Forma Parent Return prepared for the Agreement Year, plus (2) any interest that would be due under the Code if the TWX Estimated Tax Payments were actual payments of Federal Taxes, minus (3) the actual Federal Taxes for the TWX Consolidated Group for such Agreement Year; over
     (B) the aggregate amount of TWX Estimated Tax Payments paid with respect to such Agreement Year.
     (ii) If the aggregate amount of TWX Estimated Tax Payments to Cable for any Agreement Year exceeds the amount of TWX’s liability as determined under Section 2.03(d)(i)(A), Cable shall refund such excess, plus interest (accruing from each date with respect to which there was an overpayment of TWX Estimated Tax Payments) to TWX no later than 5 Business Days following the filing of the TWX Consolidated Return.
          SECTION 2.04. Preliminary Payments. If TWX in good faith and in accordance with the principles of Section 2.02 makes a preliminary determination as to amounts to be paid pursuant to Section 2.03(c) and (d), Cable or TWX may make payments (“Preliminary Payments”) in accordance with such preliminary determination. If Preliminary Payments are made with respect to any Agreement Year, appropriate adjustments shall be made to the determination of amounts due, including any additions to Tax and interest accruals, under Section 2.03(c) and (d) for such Agreement Year.
          SECTION 2.05. Agreement Year Carrybacks. (a) To the extent that TWX elects to carryback a Tax Attribute of the Cable Consolidated Group or the Parent Group in any Agreement Year to a TWX Consolidated Return for any earlier Agreement Year, an adjustment shall be made to the corresponding Pro Forma Cable Return or Pro Forma Parent Return, as applicable, to reflect the utilization of such Tax Attribute, and all calculations of payments made pursuant to Articles II and III shall be recomputed as necessary to reflect the effect of such Tax Attribute on the relevant Pro Forma Cable Return or Pro Forma Parent Return.
          (b) Within 30 Business Days after the date on which the TWX Consolidated Return reflecting the utilization of such Tax Attribute is filed, Cable or

TWX, as appropriate shall make additional payments to the other Company reflecting the recomputation described in Section 2.05(a).
ARTICLE III
Post-Distribution Tax Periods
          SECTION 3.01. Payments by Cable to TWX. (a) If for any taxable year (or portion thereof) after the Cable Consolidated Group ceases to be included in the TWX Consolidated Group (a “Post-Distribution Year”):
     (i) the Federal Taxes of the Cable Consolidated Group are less than the Federal Taxes that would have been imposed on it with respect to such Post-Distribution Year if it had not been included in the TWX Consolidated Group for any Agreement Year and if all Pro Forma Cable Returns had been actual returns; or
     (ii) the Federal Taxes of the TWX Consolidated Group are greater than the Federal Taxes that would have been imposed on it with respect to such Post-Distribution Year if the Cable Consolidated Group had not been included in the TWX Consolidated Group for any Agreement Year and if all Pro Forma Cable Returns had been actual returns, then, to the extent that Cable has not already made a payment to TWX for utilization of the Tax Attributes that gave rise to the shortfall or excess described in Section 3.01(a)(i) or (ii), Cable shall pay to TWX an amount equal to such shortfall or excess within 10 Business Days of notice from TWX that this Section 3.01 applies.
          (b) In the event that there is both a shortfall and an excess described in Section 3.01(a)(i) and (ii), respectively, for any Post-Distribution Year, Cable shall make a payment to TWX in an amount equal to the sum of such shortfall and excess, unless such shortfall and excess (or any portion thereof) result from utilization of the same Tax Attributes, in which case the amount of the payment shall be reduced accordingly.
          SECTION 3.02. Payments by TWX to Cable. (a) If for any Post-Distribution Year:
     (i) the Federal Taxes of the Cable Consolidated Group are greater than the Federal Taxes that would have been imposed with respect to such Post-Distribution Year if the Cable Consolidated Group had not been included in the TWX Consolidated Group for any Agreement Year and all Pro Forma Cable Returns had been actual returns; or
     (ii) the Federal Taxes of the TWX Consolidated Group are less than the Federal Taxes that would have been imposed with respect to such Post-Distribution Year if the Cable Consolidated Group had not been included in the TWX Consolidated Group for any Agreement Year and all Pro Forma Cable Returns had been actual returns, then, to the extent that TWX has not already made a payment to Cable for utilization of the Tax Attributes that gave rise to the excess or shortfall described in Section 3.02(a)(i) or (ii), TWX shall pay to Cable an amount equal to such excess or shortfall within 10 Business Days of notice from Cable that this Section 3.02 applies.
          (b) In the event that there is both a shortfall and an excess described in Section 3.02(a)(i) and (ii), respectively, for any Post-Distribution Year, TWX shall make a payment to Cable in an amount equal to the sum of such excess and shortfall, unless such excess and shortfall (or any portion thereof) result from utilization of the same Tax Attributes, in which case the amount of the payment shall be reduced accordingly.
          SECTION 3.03. Documentation. Prior to the payment of any amounts due pursuant to Section 3.01 and Section 3.02, the Companies shall exchange such information and documentation as is reasonably satisfactory to each of them in order to substantiate the amounts due. Any disputes as to such amounts and documentation that cannot be resolved prior to the date a payment is due shall be referred to an independent accounting firm whose fees shall be paid one half by Cable and one half by TWX.
          SECTION 3.04. Post-Distribution Year Carrybacks. (a) If a federal income tax return of the Cable Consolidated Group for any Post-Distribution Year reflects a Tax Attribute, whether or not Cable waives the right to carryback any such Tax Attribute to a TWX Consolidated Return, no payment with respect to such carrybacks shall be due from TWX.
          (b) If a TWX Consolidated Return for any Post-Distribution Year reflects a Tax Attribute, such Tax Attribute may be carried back to a TWX Consolidated Return for an Agreement Year, and TWX shall be entitled to retain (without any obligation to pay Cable) the full amount of any refund received in connection therewith. In the event, however, that Cable (or any other member of the Cable Consolidated Group) receives any refund in connection with a carryback of a Tax Attribute to a TWX Consolidated Return for an Agreement Year, Cable shall promptly pay the full amount of such refund to TWX.
          SECTION 3.05. No Duplication of Payment. Notwithstanding anything to the contrary herein, neither Section 3.01 nor Section 3.02 shall require Cable or TWX, as the case may be, to make any payment pursuant to such Section to the extent that the payment is attributable to a Tax Attribute for which payment has previously been made pursuant to Section 2.03.
          SECTION 3.06. Short Period Election. At the direction of Cable, TWX shall join with Cable in making an election under Section 1.1502-76(b)(2)(ii)(D) of the Treasury Regulations to allocate items ratably between the final Agreement Year (TWX Consolidated Return) and the Cable short period beginning after the date of the Distribution (Cable separate return).
          SECTION 3.07. Comcast Transaction. (a) The Companies hereby acknowledge and agree that the Transactions are not part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) with the Comcast Transactions.
          (b) Notwithstanding Section 3.07(a):
     (i) TWX shall be liable, and shall indemnify Cable, for any Taxes (including any liability pursuant to the provisions of this Agreement pertaining to Ordinary Taxes (other than this Section 3.07)) (A) paid by Cable in connection with the Comcast Transactions or (B) for which Cable is liable under the Comcast Tax Matters Agreement, but in each case only to the extent that such Taxes result from any act or failure to act by TWX or its Affiliates in connection with the Transactions; and
     (ii) Cable shall be liable, and shall indemnify TWX, for any Taxes paid by TWX in connection with the Comcast Transactions other than Taxes for which Cable is indemnified under Section 3.07(b)(i).
ARTICLE IV
Procedural Matters for Ordinary Taxes
          SECTION 4.01. Returns. TWX shall have exclusive and sole responsibility for the preparation and filing of the TWX Consolidated Returns (including requests for extensions thereof) and any other returns, amended returns and other documents or statements required to be filed with the IRS in connection with the determination of the Federal Taxes of the TWX Consolidated Group.
          SECTION 4.02. Audits; Refund Claims. (a) TWX shall have exclusive and sole responsibility and control with respect to the conduct and settlement of IRS examinations of TWX Consolidated Returns and any refund claims with respect thereto; provided, however, that TWX and Cable shall share joint responsibility and control with respect to the conduct and settlement of IRS examinations of any matter that reasonably could be expected to cause a payment obligation to, or refund claim for, Cable.
          (b) Notwithstanding Section 4.02(a), no settlement relating to any matter that would cause a payment obligation for Cable under this Agreement shall be accepted or entered into by TWX without the consent of Cable (which consent shall not unreasonably be withheld or delayed).
          (c) Cable shall assist and cooperate with TWX during the course of any examination or matter described in Section 4.02(a) or (b). Within 10 Business Days of the commencement of any such proceeding, TWX shall give Cable notice of and consult with Cable with respect to any issues relating to items of income, gain, loss, deduction or credit of Cable (any such items, “Cable Return Items”); provided, however, that Cable shall not be relieved of any obligation to make payments under this Agreement if TWX fails to timely deliver the notice described in this Section 4.02(c) except to the extent that Cable is actually prejudiced thereby.

          (d) Notwithstanding the foregoing in this Section 4.02, TWX shall have the right in its sole discretion to have Cable pay any disputed Taxes indemnified by Cable and sue for a refund in the forum of TWX’s choice. TWX shall act in good faith with respect to the matters described in this Section 4.02.
          SECTION 4.03. Litigation. (a) If the Federal Taxes of the TWX Consolidated Group become the subject of litigation in any court, the conduct and settlement of the litigation shall be controlled exclusively by TWX; provided, however, that TWX and Cable shall share joint responsibility and control with respect to the litigation of any matter that reasonably could be expected to cause a payment obligation to, or refund claim for, Cable.
          (b) Notwithstanding Section 4.03(a), no settlement relating to any matter that would cause a payment obligation for Cable under this Agreement shall be accepted or entered into by TWX without the consent of Cable (which consent shall not unreasonably be withheld or delayed).
          (c) Cable shall assist and cooperate with TWX during the course of litigation, and TWX shall consult with Cable regarding any issues in such litigation relating to Cable Return Items. TWX shall act in good faith with respect to the matters described in this Section 4.03.
          SECTION 4.04. Expenses. Cable shall bear the cost of its own expenses and shall reimburse TWX for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting and accounting fees) in the course of proceedings described in Sections 4.02 and 4.03 to the extent such expenses are reasonably attributable to Cable Return Items for any Agreement Year.
          SECTION 4.05. Recalculation of Payments to Reflect Adjustments.
(a) To the extent that there is a Final Determination with respect to a TWX Consolidated Return for any year, or a federal income tax return of the Cable Consolidated Group for a Post-Distribution Year, that results in an additional payment of Federal Taxes (including a payment of Tax made prior to commencing a refund claim or litigation) or a refund of Federal Taxes (including a refund of a preliminary payment referred to in the preceding parenthetical) (any such additional payment or refund, an “Adjustment”) relating to the TWX Consolidated Return for an Agreement Year, a corresponding adjustment shall be made to the corresponding Pro Forma Cable Return or Pro Forma Parent Return, as applicable.
          (b) All calculations of payments made pursuant to Articles II and III of this Agreement shall be recomputed to reflect the effect of any Adjustments on (i) the relevant Pro Forma Cable Return or Pro Forma Parent Return and (ii) the liability of Cable or TWX for a Post-Distribution Year; provided, however, that any such payment recomputation shall also take into account any previous adjusted payments made in connection with an Adjustment resulting from a prior Final Determination.

          (c) Within 10 Business Days after any Adjustment, Cable or TWX, as appropriate, shall make additional payments or refund payments to the other Company reflecting such Adjustment, plus interest pursuant to Section 8.02, calculated as if payments by and to Cable pursuant to Articles II and III of this Agreement and this Section 4.05 were payments and refunds of Federal Taxes. Cable shall further pay to TWX, on an after-Tax basis, the amount of any penalties or additions to Tax incurred by the TWX Consolidated Group in connection with any adjustment to any Cable Return Item for an Agreement Year, but only if such penalties or additions to Tax result from the inaccuracy of any information provided by Cable to TWX in the Cable Tax Package or from the failure of Cable to provide any requested information.
          SECTION 4.06. Rulings. Cable shall assist and cooperate with TWX and take all actions reasonably requested by TWX in connection with any ruling requests relating to Ordinary Taxes submitted by TWX to the IRS.
          SECTION 4.07. Applicability With Respect to All Consolidated Returns. The provisions of Sections 4.01, 4.02 and 4.03 shall apply to TWX Consolidated Returns and Cable Return Items for all Agreement Years.
          SECTION 4.08. Scope. This Article IV shall not apply to Transaction Taxes or to Article VI and Article VII, which shall govern matters relating to Transaction Taxes.
ARTICLE V
Foreign, State and Local Ordinary Taxes
          SECTION 5.01. Foreign, State and Local Ordinary Taxes. (a) In the case of foreign, state or local Ordinary Taxes determined on a combined, consolidated or unitary basis (other than solely with respect to the Cable Consolidated Group or members of the Parent Group), the principles of the Agreement shall apply with equal force to such foreign, state or local Ordinary Tax for each Agreement Year whether or not the Cable Consolidated Group is included in the TWX Consolidated Group for federal income tax purposes; provided, however, that interest shall be computed at the rate and in the manner provided under such foreign, state or local law for interest on underpayments and overpayments of such Tax for the relevant taxable period and references to provisions of the Code throughout the Agreement shall be deemed to be references to analogous provisions of state, local, and foreign law.
          (b) For any Agreement Year, TWX shall have the sole and exclusive control of the determination of whether, and with whom, a combined, consolidated or unitary tax return should be filed for any foreign, state or local Tax purpose. TWX shall notify Cable of all such determinations.
          SECTION 5.02. Returns. In the case of foreign, state or local Ordinary Taxes not provided for in Section 5.01(a) and attributable to the Cable Consolidated Group (or any member or combination of the members thereof, including the predecessors and successors of such members), Cable shall have the sole and exclusive responsibility for (i) the preparation and filing of all tax returns relating to such Ordinary Taxes, (ii) the payment of such Ordinary Taxes and (iii) the conduct and settlement of any examinations, audits, litigation, or other administrative or judicial proceedings relating to such tax returns or liability for such Ordinary Taxes.
          SECTION 5.03. Applicable Principles. For purposes of applying this Article V, the meaning of the terms Parent Group and Cable Consolidated Group shall be determined using the principles applicable in determining combined, consolidated, unitary or similar groups for relevant foreign, state or local Tax purposes.
ARTICLE VI
Tax Matters Relating to the Separation
          SECTION 6.01. Mutual Representations. Except as otherwise expressly required or permitted by the Separation Agreement or any Ancillary Agreement, neither Company has any plan or intention to take any action inconsistent with the qualification of the Transactions for the Intended Tax Treatment.
          SECTION 6.02. Mutual Covenants. (a) Except as otherwise expressly required or permitted by the Separation Agreement or any Ancillary Agreement, neither Company shall take or fail to take, or permit their respective Affiliates to take or fail to take any action, if such action or omission would be inconsistent with its respective Tax Representations, except, in the case of Cable, any action or omission that occurred prior to the Distribution and was at the direction of TWX or its Affiliates.
          (b) Subject to Section 6.02(c), during the period beginning on the date of the Distribution and ending on, and including, the last day of the 30-month period following the date of the Distribution, each Company shall notify the other Company within 10 Business Days after entering into a binding contract (or other agreement or understanding that has been publicly disclosed by such Company) with respect to a transaction that, if completed (whether or not it would constitute a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) with the Distribution) alone or together with other transactions (excluding, for these purposes, the transactions described in Section 6.02(c)), would result in an Ownership Change of such Company and shall provide the other Company with complete details (and additional information as such other Company shall reasonably request) regarding such transaction and other transactions, if any; provided, however, that in no case shall either Company be obligated to provide to the other Company any material non-public information.
          (c) For purposes of Section 6.02(b), a “binding contract (or other agreement or understanding that has been publicly disclosed by such Company)” shall not include (i) the adoption by a Company of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, 1990-1 C.B. 10, (ii) transfers on an established market of the stock of a Company described in Safe Harbor VII of Section 1.355-7(d)(7) of the Treasury Regulations, (iii) issuances of stock of a Company pursuant to an employee stock purchase agreement or equity compensation plan in accordance with in Safe Harbor VIII of Section 1.355-7(d)(8) of the Treasury Regulations or (iv) issuances of stock of a Company described in Safe Harbor IX of Section 1.355-7(d)(9) of the Treasury Regulations.
          SECTION 6.03. Ruling Request. (a) As soon as reasonably practicable after the date of this Agreement, TWX shall prepare and file, or cause to be prepared and filed, the Ruling Request. TWX shall be solely responsible for preparing and filing the Ruling Request and any additional information requested by the IRS in connection with the Ruling Request or the IRS Ruling.
          (b) TWX shall share with Cable working drafts of the Ruling Request and documents related to the Ruling Request, permit Cable to review and comment on the Ruling Request and such documents, consider in good faith any such comments and otherwise consult with and keep Cable reasonably informed regarding any issues, communications or significant developments relating to the Ruling Request or the IRS Ruling. TWX shall also notify Cable of, and permit Cable to participate in, any meetings or discussions with the IRS relating to the Ruling Request or the IRS Ruling.
          (c) TWX shall use its reasonable best efforts to cause the Ruling Request to be timely filed and to cause the IRS Ruling to be timely issued, including by executing any Rep Letters requested by the IRS. Cable shall use its reasonable best efforts to permit the Ruling Request to be timely filed and to permit the IRS Ruling to be timely issued, including by executing any Rep Letters requested by TWX, counsel to TWX, or the IRS.
          SECTION 6.04. TWX and Cable Tax Opinions. The Companies shall use their reasonable best efforts to cause the TWX Tax Opinion and the Cable Tax Opinion to be issued, including by executing any Rep Letters reasonably requested by the counsel to TWX that is expected to provide the TWX Tax Opinion and by the counsel to Cable that is expected to provide the Cable Tax Opinion.
          SECTION 6.05. Indemnification. (a) Cable shall be liable, and shall indemnify TWX and its Affiliates, for any Transaction Taxes attributable to: (i) the failure of any representation made by Cable or its Affiliates in Rep Letters that serve as a basis for the TWX Tax Opinion, the Cable Tax Opinion or the IRS Ruling (such representations, the “Cable Tax Representations”) to be true when made; or (ii) except as otherwise expressly required or permitted by the Separation Agreement or any Ancillary Agreement, any other action or omission by Cable or its Affiliates (other than an action or omission that occurred prior to the Distribution and was at the direction of TWX or its Affiliates).
          (b) TWX shall be liable, and shall indemnify Cable and its Affiliates, for any Transaction Taxes other than Transaction Taxes for which TWX is indemnified under Section 6.05(a).

          SECTION 6.06. Reporting. Cable and TWX each (i) shall timely file the appropriate information and statements (including as required by Section 1.355-5 of the Treasury Regulations), to report the Transactions as qualifying for the Intended Tax Treatment and (ii) absent a change of law or a Final Determination of a Transaction Tax Contest, shall not take any position on any tax return that is inconsistent with the Transactions qualifying for the Intended Tax Treatment.
          SECTION 6.07. Additional Amounts. (a) Any indemnity payment other than a payment that represents interest accruing after the date of the Distribution pursuant to the Separation Agreement or Ancillary Agreements shall be treated by Cable and TWX for all Tax purposes as a distribution from Cable to TWX immediately prior to the Distribution (if made by Cable to TWX) and as a contribution from TWX to Cable immediately prior to the Distribution (if made by TWX to Cable).
          (b) If any indemnity payment, apart from interest, pursuant to the Separation Agreement or the Ancillary Agreements results in income or gain to either Company (including under Section 1.1502-19 of the Treasury Regulations (and related provisions)), the other Company shall pay such additional amounts as necessary to hold the payee Company harmless (on an after-Tax basis), including any Tax benefit to the Indemnitee arising out of the circumstances giving rise to such indemnity payment) from all Taxes imposed with respect to such payment (including Taxes imposed on payments of such additional amounts made pursuant to this Section 6.07(b)).
ARTICLE VII
Procedural Matters for Transaction Taxes
          SECTION 7.01. Notice. (a) Within 30 Business Days after a Company becomes aware of the existence of a Transaction Tax Contest, such Company shall promptly notify the other Company of the Transaction Tax Contest, and thereafter shall promptly forward or make available to the other Company copies of notices and communications with a Taxing Authority relating to such Transaction Tax Contest.
          (b) A failure by the Indemnitee to timely provide the notice described in Section 7.01(a) shall not affect the Indemnifying Party’s indemnification obligations under this Agreement except, and only to the extent that, the Indemnifying Party shall have been actually prejudiced as a result of such failure.
          SECTION 7.02. Control of Transaction Tax Contests. (a) In the case of a Transaction Tax Contest, both Companies shall have the right to control jointly the defense, compromise or settlement of any such Transaction Tax Contest.
          (b) No Indemnitee shall settle or compromise or consent to entry of any judgment with respect to any such Transaction Tax Contest without the prior written consent of the Indemnifying Party (which consent may be withheld in the Indemnifying Party’s sole discretion).

          (c) Notwithstanding Section 7.02(a) and (b), a Company shall be entitled to control exclusively the defense, compromise or settlement of any Transaction Tax Contest if such Company notifies the other Company that (notwithstanding the rights and obligations of the Companies in Article VI or Article VII) it agrees to pay (and indemnify such other Company against) any liability for all Transaction Taxes resulting from such Transaction Tax Contest; provided, however, that no settlement, compromise or consent to entry of any judgment that fails to give the Company indemnified under this Section 7.02(c) full release of liability or that would impose any material obligations on that Company shall be made without the prior written consent of that Company.
          SECTION 7.03. Indemnification Payments. An Indemnitee shall be entitled to make a claim for payment pursuant to this Agreement when the Indemnitee determines that it is entitled to such payment and the amount of such payment. The Indemnitee shall provide to the Indemnifying Party notice of such claim within 60 Business Days of the date on which it first so becomes entitled to claim such payment, and such notice shall include a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall make the claimed payment to the Indemnitee within 30 Business Days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.
          SECTION 7.04. Cooperation. Each member of the TWX Consolidated Group and the Cable Consolidated Group shall cooperate fully with all reasonable requests from the other Company in connection with Transaction Tax Contests.
          SECTION 7.05. Scope. This Article VII shall apply only to Article VI and to all matters relating to Transaction Taxes.
ARTICLE VIII
Procedural Matters for Ordinary Taxes and Transaction Taxes
          SECTION 8.01. Document Retention, Access to Records and Use of Personnel. Until the expiration of the relevant statute of limitations (including extensions), each of TWX and Cable shall (i) retain records, documents, accounting data, computer data and other information (collectively, the “Records”) necessary for the preparation, filing, review, audit or defense of all tax returns relevant to an obligation, right or liability of either Company under the Agreement; and (ii) give each other reasonable access to such Records and to its personnel (insuring their cooperation) and premises to the extent relevant to an obligation, right or liability of either Company under this Agreement. Prior to disposing of any such Records, each of TWX and Cable shall notify the other Company in writing of such intention and afford the other Company the opportunity to take possession or make copies of such Records at its discretion.

          SECTION 8.02. Interest. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, respectively, of federal income Tax for the relevant taxable period. Any payments required pursuant to the Agreement which are not made within the time period specified in the Agreement shall bear interest at a rate equal to two hundred basis points above the average interest rate on the senior bank debt of TWX.
          SECTION 8.03. Access to Information. If for any taxable year, Cable is no longer included in the TWX Consolidated Group, TWX and Cable agree to provide to the other Company any information reasonably required to complete tax returns for taxable periods beginning after Cable is no longer included in a TWX Consolidated Return, and each of TWX and Cable will cooperate with respect to any audits or litigation relating to any TWX Consolidated Return.
ARTICLE IX
Miscellaneous Provisions
          SECTION 9.01. Notice. Any payments, notices, requests, claims, demands and other communications under this Agreement shall be provided in accordance with the Notice provision of the Separation Agreement. In addition, copies of all documents mentioned in the preceding sentence shall also be sent to the address set forth below (or at such other address as one Company may specify by notice to the other Company):

If to TWX:

Time Warner Inc. One Time Warner Center New York, NY 10019
Attention:	Annaliese Kambour, Esq. Senior Vice President — Tax
Facsimile:	(212) 258-3172

and with copies to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Attention:	Stephen L. Gordon, Esq. Lauren Angelilli, Esq.
Facsimile:	(212) 474-3700

If to Cable:

Time Warner Cable Inc. One Time Warner Center New York, NY 10019
Attention:	Mark Schichtel, Esq. Group Vice President — Chief Tax Counsel Marc Lawrence-Apfelbaum, Esq. Executive Vice President, General Counsel and Secretary
Facsimile:	(704) 731-1195

and with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019
Attention:	Jeffrey B. Samuels, Esq. Robert B. Schumer, Esq. Alfred D. Youngwood, Esq.
Facsimile:	(212) 757-3990
          Notification of a change of address shall be given by either Company to the other as provided in this Section 9.01. All such notices and communications shall be effective (i) when received, if mailed or delivered, or (ii) when confirmed by fax answerback, if faxed.
          SECTION 9.02. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force, as long as the essential terms and conditions of this Agreement for each Company remain valid, binding and enforceable.
          SECTION 9.03. Integration; Amendments. Except as explicitly stated herein, this Agreement embodies the entire understanding between the Companies relating to its subject matter and supersedes and terminates all prior agreements and understandings among the Companies with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any Company to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the Companies, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the Company sought to be bound. If, and to the extent, the provisions of this Agreement conflict with the Separation Agreement, or any Ancillary Agreement, the provisions of this Agreement shall control.
          SECTION 9.04. Construction. The language of this Agreement shall be construed according to its fair meaning and shall not be strictly construed for or against any Company. Notwithstanding the foregoing, the purposes of Articles VI and VII are to ensure the Intended Tax Treatment and, accordingly, the Companies agree that the language thereof shall be interpreted in a manner that serves this purpose to the greatest extent possible. Headings of Sections in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Companies and delivered to the Companies.
          SECTION 9.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the Laws of Delaware are mandatorily applicable.
          SECTION 9.07. Confidentiality. The Companies agree that any information furnished pursuant to this Agreement is confidential, and, except as and to the extent required by law or otherwise during the course of an audit or litigation or other administrative or legal proceeding, shall not be disclosed to other persons. In addition, the Companies shall cause their respective employees, agents and advisors to comply with the terms of this Section 9.07.
          SECTION 9.08. Successors and Assigns. (a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Companies without the prior written consent of the other Company; provided, however, that no such consent shall be required in the event of a merger, consolidation or sale of either of the Companies. Subject to the preceding sentence, this Agreement shall be binding on, and shall inure to the benefit of, and be enforceable by, the Companies hereto and their respective successors and assigns.
          (b) Notwithstanding the foregoing, in the event that either Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or other assets to any Person, then, in each such case, such Company shall cause proper provision to be made so that its successors and assigns pursuant to such transaction shall expressly assume the obligations of such Company hereunder; provided that such assumption shall not relieve such Company from any of its obligations hereunder.
          SECTION 9.09. Injunctions. Notwithstanding Section 12.13 of the Separation Agreement, in no case shall a Company be entitled to an injunction on the grounds that such injunction is necessary to prevent any act or failure to act from causing any of the Transactions not to qualify for the Intended Tax Treatment if the other Company has obtained a private letter ruling issued by the IRS or a written opinion of, in the case of TWX, Cravath Swaine & Moore LLP or another nationally recognized law firm reasonably acceptable to Cable, or, in the case of Cable, Paul, Weiss, Rifkind, Wharton & Garrison LLP or another nationally recognized law firm reasonably acceptable to TWX, to the effect that the breach will not result in the failure of any of the

Transactions to qualify for the Intended Tax Treatment. Except for the previous sentence, nothing in this Agreement will prevent any Company from seeking injunctive relief as it deems necessary or appropriate.
          SECTION 9.10. Survival. Except with respect to Section 7.04, Section 8.01 and Section 9.07, which shall remain in effect without limitation as to time, the provisions in this Agreement shall be unconditional and absolute and shall remain in effect until the expiration of the statute of limitations for all taxable periods that end before or include December 31 of the calendar year in which the Distribution occurs and the resolution of all disputes under this Agreement that arose during such periods.
          SECTION 9.11. Successor Provisions. Any reference herein to any provisions of the Code or Treasury Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.
          SECTION 9.12. Compliance by Subsidiaries. The Companies agree to cause all members of the Parent Group and the Cable Consolidated Group (including predecessors and successors to such members) to comply with the terms of the Agreement.
          SECTION 9.13. Interpretation. Any reference in this Agreement to the Separation Agreement, the Ancillary Agreements, the Comcast Redemption Agreement and the Comcast Tax Matters Agreement shall in each case include references to any exhibits, schedules and amendments thereto.

          IN WITNESS WHEREOF, the Companies have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

TIME WARNER INC., by
/s/ John K. Martin, Jr.
Name:	John K. Martin, Jr.
Title:	Executive Vice President & Chief Financial Officer

TIME WARNER CABLE INC., by
/s/ Robert D. Marcus
Name:	Robert D. Marcus
Title:	Senior Executive Vice President & Chief Financial Officer